Exhibit 97

INCENTIVE COMPENSATION RECOUPMENT POLICY

Recoupment of Incentive Compensation Purpose

In the event of any required Restatement (as defined below), RH (together with its subsidiaries and affiliates, the “Company”) shall recover reasonably promptly from any person, who is or was a Covered Officer (as defined below) of the Company, the amount of any Erroneously Awarded Incentive-Based Compensation (as defined below). The Board of Directors of RH (the “Board”) has adopted this Incentive Compensation Recoupment Policy (the “Policy”) in accordance with the listing standards of the NYSE with retroactive effectiveness as of October 2, 2023, the effective date of Section 303A.14 of the NYSE’s listing requirements (such date, the “Effective Date”). The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

The amount of Incentive-Based Compensation (as defined below) that must be recovered from a Covered Officer pursuant to the immediately preceding paragraph is the amount of Recoverable Incentive-Based Compensation (as defined below) received by a Covered Officer that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For Recoverable Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the New York Stock Exchange (the “NYSE”). For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

The Administrator will determine the method for recovery of Erroneously Awarded Incentive-Based Compensation. If a Covered Officer fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Officer, and the Covered Officer shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

Limitations

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Officers unless the Compensation Committee or, in the absence of the Compensation Committee, the majority of the independent directors serving on the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive- Based Compensation and provide such documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Administration

This Policy shall be administered by the Board which shall serve as the Administrator and the Board shall receive in its discretion input from one or more Committees of the Board in connection with the administration of the Policy including the Compensation Committee, the Audit Committee and/or the Nominating and Corporate Governance Committee. The Board may delegate the administration of this Policy in whole or in part to a Committee of the Board from time to time and/or in any particular instance of administering the Policy. The Administrator may delegate administrative and ministerial duties in connection with this Policy to one or more employees of the Company.

Miscellaneous

The Board intends that this Policy will be applied to the fullest extent permitted by law. In addition, the Administrator may determine that any equity award agreement, employment agreement or similar agreement entered into or amended after the Effective Date shall, as a condition to the grant of any benefit covered by such agreement, require the affected Covered Officer to contractually agree to abide by the terms of the Policy. Further,

(i) this Policy shall operate in addition to any other applicable legal requirements that may address the recovery or recoupment of compensation, (ii) any amounts paid to the Company pursuant to any other legal requirements that may address the recovery or recoupment of compensation shall be considered in determining any amounts recovered under this Policy, and (iii) this Policy does not limit or override or amend, and is intended to enhance, the effect of any other applicable recoupment or similar policies in any equity award agreement, employment agreement, bonus arrangement or similar plan or agreement in effect prior to the Effective Date.

No Indemnification

In no event will the Company indemnify any Covered Officer for any amounts that are forfeited, repaid or otherwise relinquished by such Covered Officer under this Policy.

Amendment

This Policy may be amended at any time by the Board in its discretion.

Enforceability

The terms of this Policy shall be binding and enforceable against all Covered Officers subject to this Policy and their successors and beneficiaries, including heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Interpretation

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual and any related rules or regulations adopted by the Securities and Exchange Commission or the NYSE (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

Definitions

“Administrator” with respect to this Policy means the Board, unless the Board delegates the administration of the Policy to a Committee of the Board in whole or in part in which case such Committee shall be deemed the Administrator to the extent of such delegated authority.

“Covered Officer” means each Executive Officer (as defined by Rule 10D-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 303A.14 of the NYSE’s listing standards) of the Company. For purposes of the Policy, the term “Covered Officer” means any current or former Covered Officer.

“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

“Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date of this Policy set forth above by a Covered Officer: (i) after beginning service as an executive officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

“Restatement” means any required accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The retrospective application of a change or amendment in accounting principles shall not constitute a Restatement for purposes of this Policy.

ACKNOWLEDGEMENT AND AGREEMENT

I acknowledge that I have read the RH Incentive Compensation Recoupment Policy (the “Policy”). In consideration of my continued employment with RH or a subsidiary or subsidiary thereof, I acknowledge and agree that I am and will continue to be subject to the Policy and that the Policy will apply both during and after my employment with the Company. Further, by signing below, I agree to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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